Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of May 26, 2019, General Mills, Inc. (“General Mills,” the “Company,” “we,” “us,” and “our”) had five classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Common Stock; our Floating Rate Notes due 2020; our 2.100% Notes due 2020; our 1.000% Notes due 2023; and our 1.500% Notes due 2027.

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock and our cumulative preference stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our By-laws, as amended (the “By-laws”), each of which are incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.

General

Our Certificate of Incorporation currently authorizes the issuance of one billion shares of our Common stock, par value $0.10 per share, and five million shares of cumulative preference stock, without par value, issuable in series. Our Common Stock is listed and principally traded on the New York Stock Exchange under the symbol “GIS.” All outstanding shares of our Common Stock are fully paid and nonassessable.

Dividend Rights

The holders of Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for that purpose, provided that if any shares of preference stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of overdue amounts in any mandatory sinking fund, on outstanding shares of preference stock.

Voting Rights

The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors, subject to the voting rights of any preference stock then outstanding. The holders of Common Stock are not entitled to cumulative voting of their shares in the election of directors. Directors are to be elected by a majority of the votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy, provided that if the number of nominees standing for election at any meeting of the stockholders exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast. Except as provided by law, all other matters are to be decided by a vote of a majority of votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preference stock then outstanding.

Other Rights and Preferences

The holders of Common Stock do not have any conversion rights or any preemptive rights to subscribe for stock or any other securities of the Company. There are no redemption or sinking fund provisions applicable to our Common Stock.

Effect of Preference Shares

Our Board of Directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our Board of Directors, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of Common Stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control.

Transfer Agent

The transfer agent for Common Stock is Equiniti Trust Company.

DESCRIPTION OF

FLOATING RATE NOTES DUE 2020

2.100% NOTES DUE 2020

1.000% NOTES DUE 2023

1.500% NOTES DUE 2027

The following description of our Floating Rate Notes due 2020 (the “Floating Rate Notes”), our 2.100% Notes due 2020 (the “2020 Notes”), our 1.000% Notes due 2023 (the “2023 Notes”) and our 1.500% Notes due 2027 (the “2027 Notes,” and together with the Floating Rate Notes, 2020 Notes and 2023 Notes, the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Indenture, dated as of February 1, 1996, between General Mills and U.S. Bank National Association (f/k/a First Trust of Illinois, National Association), as supplemented by the First Supplemental Indenture, dated as of May 18, 2009, between General Mills and U.S. Bank National Association (together the “Indenture”), which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K, and, as applicable, the Officers’ Certificate for the Floating Rate Notes, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 14, 2016, the Officers’ Certificate for the 2020 Notes, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 14, 2013, the Officers’ Certificate for the 2023 Notes, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 24, 2015, and the Officers’ Certificate for the 2027 Notes, incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated April 24, 2015. We encourage you to read the Indenture and the Officers’ Certificates for additional information. References in this section to the “Company,” “us,” “we” and “our” are solely to General Mills and not to any of its subsidiaries, unless the context requires otherwise.

General

We issued €500,000,000 aggregate principal amount of our 2020 Notes on November 15, 2013, €500,000,000 aggregate principal amount of our 2023 Notes and €400,000,000 aggregate principal amount of our 2027 Notes on April 27, 2015, and €500,000,000 aggregate principal amount of our Floating Rate Notes on January 15, 2016. The 2020 Notes, 2023 Notes, 2027 Notes and Floating Rate Notes are listed and principally traded on the New York Stock Exchange under the symbols “GIS20,” “GIS23A,” “GIS27” and “GIS20A,” respectively. As of May 26, 2019, €500,000,000 aggregate principal amount of the 2020 Notes, €500,000,000 aggregate principal amount of the 2023 Notes, €400,000,000 aggregate principal amount of the 2027 Notes and €500,000,000 aggregate principal amount of the Floating Rate Notes were outstanding.

The Floating Rate Notes, the 2020 Notes, the 2023 Notes and the 2027 Notes were each issued as a separate series of securities under the Indenture. The Notes and the Indenture are governed by, and are to be construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

Interest and Maturity

2020, 2023 and 2027 Notes. The 2020 Notes will mature on November 16, 2020, the 2023 Notes will mature on April 27, 2023, and the 2027 Notes will mature on April 27, 2027. We will pay interest on the 2020 Notes at the rate of 2.100% per year annually in arrears on November 16 of each year to holders of record on the preceding November 1. We will pay interest on the 2023 Notes at the rate of 1.000% per year annually in arrears on April 27 of each year, beginning April 27, 2016, to holders of record on the preceding April 12. We will pay interest on the 2027 Notes at the rate of 1.500% per year annually in arrears on April 27 of each year, beginning April 27, 2016, to holders of record on the preceding April 12. Interest payments for the 2020 Notes include accrued interest from and including November 15, 2013 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be. Interest payments for the 2023 and 2027 Notes include accrued interest from and including April 27, 2015 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the next interest payment date or the date of maturity, as the case may be. Interest payable at the maturity of the 2020, 2023 and 2027 Notes will be payable to the registered holders of the 2020, 2023 and 2027 Notes to whom the principal is payable.

Interest on the 2020, 2023 and 2027 Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2020, 2023 and 2027 Notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any interest payment date on the 2020, 2023 or 2027 Notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the 2020, 2023 or 2027 Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

“Business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Floating Rate Notes. The Floating Rate Notes bear interest from January 15, 2016 at a floating rate determined in the manner provided below, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year and on the maturity date of the Floating Rate Notes (each, an “interest payment date”), beginning on April 15, 2016 to the persons in whose names the Floating Rate Notes are registered at the close of business on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date or, if the Floating Rate Notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the related interest payment date; provided, however, that interest payable on the maturity date or any redemption date shall be payable to the person to whom the principal of such Floating Rate Notes shall be payable.

If any interest payment date (other than the maturity date or any earlier repayment date) falls on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day and interest will accrue to but excluding such interest payment date, except that if such business day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding business day. If the maturity date or any earlier redemption date of the Floating Rate Notes falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, otherwise payable on such date will be postponed to the next succeeding business day, and no interest on such payment will accrue from and after the maturity date or earlier redemption date, as applicable. The rights of holders of beneficial interests of Floating Rate Notes to receive the payments of interest on such Floating Rate Notes are subject to the applicable procedures of Euroclear and Clearstream.

The interest rate is reset quarterly on January 15, April 15, July 15 and October 15 (each an “interest reset date”). However, if any interest reset date would otherwise be a day that is not a business day, such interest reset date will be the next succeeding day that is a business day, except that if the next succeeding business day falls in the next succeeding calendar month, the applicable interest reset date will be the immediately preceding business day.

The initial interest period was the period from and including January 15, 2016 to but excluding the first interest reset date. The interest rate in effect during the initial interest period was equal to EURIBOR plus 73 basis points (0.73%), determined two TARGET system days prior to January 15, 2016. A “TARGET system day” is any day in which the TARGET2 System, or any successor thereto, is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market. With respect to Floating Rate Notes in certificated form, the reference to business day will also mean a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

After the initial interest period, the interest periods are the periods from and including an interest reset date to but excluding the immediately succeeding interest reset date, except that the final interest period will be the period from and including the interest reset date immediately preceding the maturity date to but excluding the maturity date (each an “interest period”). The interest rate per annum for the Floating Rate Notes in any interest period will be equal to EURIBOR plus 73 basis points (0.73%) (the “interest rate”), as determined by the calculation agent. The interest rate in effect for the 15 calendar days prior to any redemption date earlier than the maturity date will be the interest rate in effect on the fifteenth day preceding such earlier redemption date.

The interest rate on the Floating Rate Notes is limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application, and shall not be less than 0.00%

Upon the request of any holder of Floating Rate Notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date.

The calculation agent will determine EURIBOR for each interest period on the second TARGET system day prior to the first day of such interest period (the “interest determination date”).

“EURIBOR” with respect to any interest determination date will be the offered rate for deposits of euros having a maturity of three months that appears on “Reuters Page EURIBOR 01” at approximately 11:00 a.m., Brussels time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Page EURIBOR 01” as of 11:00 a.m., Brussels time, or if “Reuters Page EURIBOR 01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.” If no offered rate appears on “Reuters Page EURIBOR 01” or Bloomberg L.P.’s page “BBAM” on an interest determination date, EURIBOR will be determined for such interest determination date on the basis of the rates at approximately 11:00 a.m., Brussels time, on such interest determination date at which deposits in euros are offered to prime banks in the euro-zone inter-bank market by the principal euro-zone office of each of four major banks in such market selected and identified by us (the “reference banks”), for a term of three months commencing on the applicable interest reset date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in euros in such market at such time. We will ensure the calculation agent is provided with the complete contact details of the relevant personnel at each of the reference banks that they will be required to contact in order to obtain the relevant interest rate. The calculation agent will request the principal euro-zone office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, EURIBOR for such interest period will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two such quotations are provided, EURIBOR for such interest period will be the arithmetic mean (rounded upwards) of the rates quoted at approximately 11:00 a.m., Brussels time, on such interest determination date by three major banks in the euro-zone, selected and identified by us, for loans in euros to leading European banks, for a term of three months, commencing on the applicable interest reset date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing EURIBOR rate will remain in effect for such interest period, or, if none, the interest rate will be the initial interest rate.

All percentages resulting from any calculation of any interest rate for the Floating Rate Notes are rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all euro amounts are rounded to the nearest cent, with one-half cent being rounded upward. The amount of interest payable in respect of each note is calculated by applying the applicable interest rate for such interest period to the outstanding principal amount of such Floating Rate Notes, multiplying the product by the actual number of days in such interest period and dividing by 360. Each calculation of the interest rate on the Floating Rate Notes by the calculation agent will (in the absence of manifest error) be final and binding on us, the trustee and the holders of the Floating Rate Notes.

Payments in Euro

All payments of interest and principal, including payments made upon any redemption of the Notes, is payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro is converted into dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in dollars will not constitute an event of default under the Notes or the Indenture governing the Notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Issuance of Additional Notes

We may, without the consent of the holders of Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as a series of the Notes (except for the public offering price and issue date and, in some cases, the first interest payment date). Any additional Notes, together with the Notes with the same terms, will constitute a single series of Notes under the Indenture; provided that, if the additional Notes are not fungible with the Notes in this offering for United States federal income tax purposes, the additional Notes will have different ISIN and CUSIP numbers. No additional Notes of a series may be issued if an event of default has occurred with respect to that series of Notes.

Ranking

The Notes are our unsecured and unsubordinated obligations. The Notes rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the Notes are only our obligation and are not guaranteed by our subsidiaries, creditors of each of our subsidiaries, including trade creditors and owners of preferred equity of our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the Notes. The Notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries, and to claims of owners of preferred equity of our subsidiaries.

Redemption

The Floating Rate Notes are not redeemable prior to maturity except upon certain tax events described below. See “Redemption for Tax Reasons.”

As discussed below, we may redeem the 2020, 2023 and 2027 Notes before they mature. The 2020, 2023 and 2027 Notes to be redeemed will stop bearing interest on the redemption date. We will give holders of 2020, 2023 or 2027 Notes between 15 and 45 days’ notice before the redemption date.

We are not required (i) to register, transfer or exchange the 2020, 2023 and 2027 Notes during the period from the opening of business 15 days before the day a notice of redemption relating to the 2020, 2023 or 2027 Notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any 2020, 2023 or 2027 Notes so selected for redemption, except for the unredeemed portion of any 2020, 2023 or 2027 Notes being redeemed in part.

We may redeem the 2020, 2023 or 2027 Notes, in whole or in part, at any time and from time to time. The redemption price for the 2020 Notes to be redeemed on any redemption date that is prior to August 16, 2020 (the date that is three months prior to the maturity date) will be equal to the greater of (1) 100% of the principal amount of the 2020 Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 Notes to be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the 2020 Notes to be redeemed on any redemption date that is on or after August 16, 2020 (the date that is three months prior to the maturity date) will be equal to 100% of the principal amount of the 2020 Notes being redeemed on the redemption date, plus accrued and unpaid interest on the 2020 Notes to the date of redemption. The redemption price for the 2023 Notes to be redeemed on any redemption date that is prior to January 27, 2023 (the date that is three months prior to the maturity date) will be equal to the greater of (1) 100% of the principal amount of the 2023 Notes to be redeemed and (2) as determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 notes to be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 20 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the 2023 Notes to be redeemed on any redemption date that is on or after January 27, 2023 (the date that is three months prior to the maturity date) will be equal to 100% of the principal amount of the 2023 Notes being redeemed on the redemption date, plus accrued and unpaid interest on the 2023 Notes to the date of redemption. The redemption price for the 2027 Notes to be redeemed on any redemption date that is prior to January 27, 2027 (the date that is three months prior to the maturity date) will be equal to the greater of (1) 100% of the principal amount of the 2027 Notes to be redeemed and (2) as determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes to be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the 2027 Notes to be redeemed on any redemption date that is on or after January 27, 2027 (the date that is three months prior to the maturity date) will be equal to 100% of the principal amount of the 2027 Notes being redeemed on the redemption date, plus accrued and unpaid interest on the 2027 Notes to the date of redemption. In any case, the principal amount of a 2020, 2023 or 2027 Note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.

In connection with such optional redemption of 2020, 2023 or 2027 Notes, the following defined terms apply:

•

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

•

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

The 2020, 2023 and 2027 Notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events occur, the 2020, 2023 or 2027 Notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date fixed for redemption. See “Redemption for Tax Reasons.”

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment of the principal of and interest on the Notes to a holder of the Notes (or the beneficial owner for whose benefit such holder holds the Notes) who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2) to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or an applicable paying or withholding agent from the payment;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(8) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(9) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10) with respect to the 2020, 2023 and 2027 Notes, to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(11) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(12) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “Payment of Additional Amounts,” we are not required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “Payment of Additional Amounts” and under the heading “Redemption for Tax Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

To the extent permitted by law, we maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts” with respect to the Notes, then we may at any time at our option redeem, in whole, but not in part, any series of the Notes on not less than 15 nor more than 45 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on such Notes to, but not including, the date fixed for redemption.

Change of Control Offer to Purchase

If a change of control triggering event occurs, holders of Notes may require us to repurchase all or any part (equal to an integral multiple of €1,000) of their Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to the date of purchase (unless, in the case of the 2020, 2023 and 2027 Notes, a notice of redemption has been mailed within 30 days after such change of control triggering event stating that all of the Notes of such series will be redeemed as described above); provided that the principal amount of a Note remaining outstanding after a repurchase in part shall be €100,000 or an integral multiple of €1,000 in excess thereof. We are required to mail to holders of the Notes a notice describing the transaction or transactions constituting the change of control triggering event and offering to repurchase the Notes. The notice must be mailed within 30 days after any change of control triggering event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the Notes, we will, to the extent lawful:

•	accept for payment all properly tendered Notes or portions of Notes;

•	deposit with the paying agent the required payment for all properly tendered Notes or portions of Notes; and

•	deliver to the trustee the repurchased Notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased Notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations applicable to the repurchase of the Notes. To the extent that these requirements conflict with the provisions requiring repurchase of the Notes, we will comply with these requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the Notes. Additionally, if an event of default exists under the Indenture (which is unrelated to the repurchase provisions of the Notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the Notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the Notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the Notes, the following terms are applicable:

“Change of control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture) (other than us or one of our subsidiaries); or (c) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the voting stock of the holding company are substantially the same as the holders of our voting stock immediately prior to that transaction or (z) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (a) was a member of the Board of Directors on the date the Notes were issued or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) selected by us as a replacement rating agency for a former rating agency.

“Rating event” means the rating on the Notes is lowered by each of the rating agencies and the Notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

The Notes are not subject to, or entitled to the benefit of, any sinking fund.

Conversion or Exchange Rights

The Notes are not convertible or exchangeable for shares of our common stock or other securities.

Certain Restrictive Covenants

The Indenture contains restrictive covenants that apply the Notes, the most significant of which are described below.

Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including direct holders of the Notes, or over our general creditors, if we fail to pay them back. These preferential rights are called “liens.” The Indenture restricts our ability to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on:

•

any flour mill, manufacturing or packaging plant or research laboratory located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries; or

•	any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries unless we also secure all the Notes that are still outstanding under the Indenture equally with the indebtedness being secured. This promise does not restrict our ability to sell or otherwise dispose of our interests in any United States or Canadian operating subsidiary.

These requirements do not apply to liens:

•	existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

•	relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

•	in favor of us or one of our United States or Canadian operating subsidiaries;

•	in favor of governmental units for financing construction, improvement or purchase of our property;

•

existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a United States or Canadian operating subsidiary at the time it became our United States or Canadian operating subsidiary;

•	relating to the sale of our property;

•	for work done on our property;

•	relating to workers’ compensation, unemployment insurance and similar obligations;

•	relating to litigation or legal judgments;

•	for taxes, assessments or governmental charges not yet due; or

•	consisting of easements or other restrictions, defects in title or encumbrances on our real property.

We may also avoid securing the Notes equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

If a merger or other transaction would create any liens that are not permitted as described above, we must grant an equivalent lien to the direct holders of the Notes.

Limitation on Sale and Leaseback Transactions

The Indenture also provides that we and our United States and Canadian operating subsidiaries will not enter into any sale and leaseback transactions on any of our flourmills, manufacturing or packaging plants or research laboratories located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries (“principal properties”) unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our leasing back that property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

We may enter into a sale and leaseback transaction covering any of our principal properties only if:

•	it falls into the exceptions for liens described above under “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries”; or

•

within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds that mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

•	the net proceeds of the sale of the principal property, or

•	the fair market value of the principal property sold, and in either case, minus

•	the principal amount of any debt securities issued under the Indenture that are delivered to the trustee for retirement within 120 days after the property sale, and

•	the principal amount of any funded debt, other than debt securities issued under the Indenture, voluntarily retired by us within 120 days after the property sale; or

•

the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness that we incur that, but for the exception in the second to last paragraph of “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries” above, would have required us to secure the Notes equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) or (2) below:

1.	sale price of the leased property	x	remaining portion of the base
term of the lease
the base term of the lease

2.

the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of debt securities issued under the Indenture. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items that are not payments for the property itself.

Mergers and Similar Events

We are generally permitted under the Indenture to consolidate or merge with another company. We are also permitted to sell or lease some or all of our assets to another company. However, we may not take any of these actions unless the following conditions, among others, are met:

•

where we merge out of existence or sell or lease substantially all our assets, the other company must be a corporation, limited liability company, partnership or trust organized under the laws of a state or the District of Columbia or under United States federal law and it must expressly agree in a supplemental indenture to be legally responsible for the Notes; and

•

the merger, sale of assets or other transaction must not bring about a default on the Notes (for purposes of this test, a default would include an event of default described below under “Default and Related Matters” and any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded).

There is no precise, established definition of what would constitute a sale or lease of substantially all of our assets under applicable law and, accordingly, there may be uncertainty as to whether a sale or lease of less than all of our assets would subject us to this provision.

If we merge out of existence or transfer (except through a lease) substantially all our assets, and the other firm becomes our successor and is legally responsible for the Notes, we will be relieved of our own responsibility for the Notes.

Default and Related Matters

Noteholders will have special rights if an event of default occurs and is not cured. For each series of Notes the term “event of default” means any of the following:

•	we do not pay interest on a Note of that series within 30 days of its due date;

•	we do not pay the principal or any premium on a Note of that series on its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund with respect to that series;

•

we remain in breach of any restrictive covenant with respect to that series or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach (the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of Notes of the affected series); or

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur.

In the event of our bankruptcy, insolvency or other similar proceeding, all of the Notes will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred with respect to any series of Notes and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the Notes of the affected series may declare the entire principal amount of all the Notes of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the Notes of the affected series if any other defaults on those Notes have been waived or cured and we pay or deposit with the trustee an amount sufficient to pay the following with respect to the Notes of that series:

•	all overdue interest;

•	principal and premium, if any, which has become due, other than as a result of the acceleration, plus any interest on that principal;

•	interest on overdue interest, to the extent that payment is lawful; and

•	amounts paid or advanced by the trustee and reasonable trustee compensation and expenses.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding Notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in exercising any trust or power conferred on the trustee under the Indenture.

Before an investor may bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to any Notes of any series, the following must occur:

•	the investor must give the trustee written notice that an event of default with respect to the Notes of that series has occurred and remains uncured;

•

the direct holders of at least 25% in principal amount of all outstanding Notes of that series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against any cost and liabilities of taking that action;

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding Notes of that series a direction inconsistent with the written notice; and

•	the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

However, investors are entitled at any time to bring a lawsuit for the payment of money due on a Note on or after its due date.

Every year we will certify in a written statement to the trustee that we are in compliance with the Indenture and each series of Notes or specify any default that we know about.

Defeasance

The Floating Rate Notes are not subject to defeasance or covenant defeasance. In some circumstances described below, we may elect to discharge our obligations on the 2020, 2023 and 2027 Notes through defeasance or covenant defeasance.

Full Defeasance

If there is a change in United States federal tax law as described below, we could legally release ourselves from any payment or other obligations on the 2020, 2023 or 2027 Notes, called “full defeasance,” if we put in place the following arrangements for investors to be repaid:

•

we must irrevocably deposit in trust for the benefit of all direct holders of those Notes money or specified German government securities or a combination of these that will generate enough cash to make interest, principal and any other payments on those Notes on their various due dates;

•

there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the deposit without causing investors to be taxed on the Notes any differently than if we did not make the deposit and simply repaid such Notes ourselves (under current United States federal tax law, the deposit and our legal release from the such Notes would be treated as though we took back such Notes and gave investors their share of the cash and notes or bonds deposited in trust, in which case investors could recognize gain or loss on those Notes); and

•	we must deliver to the trustee a legal opinion confirming the United States tax law change described above.

In addition, no default must have occurred and be continuing with respect to those Notes at the time the deposit is made (and, with respect only to bankruptcy and similar events, during the 90 days following the deposit), and we have delivered a certificate and a legal opinion to the effect that the deposit does not:

•	cause any outstanding Notes to be delisted;

•	cause the trustee to have a “conflicting interest” within the meaning of the Trust Indenture Act of 1939;

•	result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are party or by which we are bound; and

•

result in the trust arising from it constituting an “investment company” within the meaning of the Investment Company Act of 1940 (unless we register the trust, or find an exemption from registration, under that Act).

If we ever did accomplish full defeasance, investors would have to rely solely on the trust deposit, and could no longer look to us, for repayment on the Notes of the affected series. Conversely, the trust deposit would likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current United States federal tax law, we can make the same type of deposit described above and be released from many of the covenants in the 2020, 2023 or 2027 Notes. This is called “covenant defeasance.” In that event, investors would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the applicable series of Notes. In order to achieve covenant defeasance, we must do the following:

•	make the same deposit of money and/or German government securities described above under “— Full Defeasance;”

•

deliver to the trustee a legal opinion confirming that under current United States federal income tax law we may make the above deposit without causing investors to be taxed on the applicable series of Notes any differently than if we did not make the deposit and simply repaid the applicable series of Notes ourselves; and

•	comply with the other conditions precedent described above under “— Full Defeasance.”

If we accomplish covenant defeasance, the following provisions, among others, would no longer apply:

•	the events of default relating to breach of covenants described below under “Default and Related Matters;” and

•	any promises regarding conduct of our business, such as those described under “Certain Restrictive Covenants” below and any other covenants applicable to the series of Notes.

If we accomplish covenant defeasance, investors can still look to us for repayment of the applicable series of Notes if there is a shortfall in the trust deposit. Depending on the event causing the default, however, investors may not be able to obtain payment of the shortfall.

Modification and Waiver

There are three types of changes we can make to the Indenture and the Notes.

First, there are changes that cannot be made to the Notes without specific investor approval. These include:

•	change of the stated due date for payment of principal or interest on a series of Notes;

•	reduction in the principal amount of, the rate of interest payable on or any premium payable upon redemption of a series of Notes;

•	reduction in the amount of principal payable upon acceleration of the maturity of a series of Notes following a default;

•	change in the place or currency of payment on a series of Notes;

•	impairment of an investor’s right to sue for payment on a series of Notes on or after the due date for such payment;

•	reduction in the percentage of direct holders of a series of Notes whose consent is required to modify or amend the Indenture;

•	reduction in the percentage of holders of a series of Notes whose consent is required under the Indenture to waive compliance with provisions of, or to waive defaults under, the Indenture; and

•

modification of any of the provisions described above or other provisions of the Indenture dealing with waiver of defaults or covenants under the Indenture, except to increase the percentages required for such waivers or to provide that other provisions of the Indenture cannot be changed without the consent of each direct holder affected by the change.

Second, changes may be made by us and the trustee without any vote by holders of any series of Notes. These include:

•	evidencing the assumption by a successor of our obligations under the Indenture and any series of Notes;

•	adding to our covenants for the benefit of the holders of any series of Notes, or surrendering any of our rights or powers under the Indenture;

•	adding other events of default for the benefit of holders of any series of Notes;

•	making such changes as may be necessary to permit or facilitate the issuance of any series of Notes in bearer or uncertificated form;

•	establishing the forms or terms of any series of Notes;

•	evidencing the acceptance of appointment by a successor trustee; and

•

curing any ambiguity, correcting any Indenture provision that may be defective or inconsistent with other Indenture provisions or making any other change that does not adversely affect the interests of the holders of any series of Notes in any material respect.

Third, we need a vote by direct holders of Notes owning at least a majority of the principal amount of each series affected by the change to make any other change to the Indenture that is not of the type described in the preceding two paragraphs. A majority vote of this kind is also required to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the Indenture that cannot be changed without the consent of the direct holder.

When taking a vote, we will decide how much principal amount to attribute to a series of Notes by using the dollar equivalent, as determined by our Board of Directors.

Notes will not be considered outstanding, and therefore will not be eligible to vote, if owned by us or one of our affiliates or if we have deposited or set aside money in trust for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described below under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding Notes that are entitled to vote or take other action under the Indenture. In some circumstances, generally related to a default by us on a series of the Notes, the trustee will be entitled to set a record date for action by holders.

Trustee

U.S. Bank National Association, as trustee under the Indenture, has been appointed by us as paying agent and registrar with regard to the Notes. The trustee also acts as an agent for the issuance of our United States commercial paper. The trustee and its affiliates currently provide cash management and other banking and advisory services to us in the normal course of business and may from time to time in the future provide other banking and advisory services to us in the ordinary course of business, in each case in exchange for a fee.

Book-Entry; Delivery and Form; Global Note

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they were in effect at the time of the issuance of the Notes of each series. Those clearing systems could change their rules and procedures at any time.

The Notes are represented by one or more fully registered global notes. Each such global note is deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. Investors may hold interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Notes and all transfers relating to the Notes are reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the Notes is cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the Notes takes place through Clearstream and Euroclear participants and settles in same-day funds. Owners of book-entry interests in the Notes receive payments relating to their Notes in euro, except as described under the heading “Payments in Euro.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the Notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream are credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the Notes held beneficially through Euroclear are credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes are credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They are credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading is settled using procedures applicable to conventional eurobonds in registered form.

Investors should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If the depositary for any of the Notes of any series represented by a registered global note is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Notes of that series in definitive form in exchange for the registered global note that had been held by the depositary. Any Notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the Notes of any series shall no longer be represented by a global note and will issue Notes of such series in definitive form in exchange for such global note pursuant to the procedure described above.